EXHIBIT 99.1
PubMatic Announces Third Quarter 2023 Financial Results

Revenue and adjusted EBITDA exceeded guidance;
Delivered revenue of $63.7 million, net income of $1.8 million or 3% margin, adjusted EBITDA of $18.2 million or 29% margin;
Generated $23.8 million in cash from operating activities and $17.2 million of free cash flow;
Supply Path Optimization accelerated to 45% of total activity
NO-HEADQUARTERS/REDWOOD CITY, Calif., November 8, 2023 (GLOBE NEWSWIRE) -- PubMatic, Inc. (Nasdaq: PUBM), an independent technology company delivering digital advertising’s supply chain of the future, today reported financial results for the third quarter ending September 30, 2023.
“This quarter highlights an inflection point for PubMatic and the sell side technology category. Our innovation investments are driving momentum in the business and fueling our growth expectations for the fourth quarter. In the third quarter, we added new logos, strengthened publisher and buyer relationships and expanded our offerings. Supply Path Optimization (SPO) share of activity climbed to 45%, showcasing the upside growth potential inherent in our business,” said Rajeev Goel, co-founder and CEO at PubMatic. “As our industry matures, there is an ongoing imperative for greater control over the digital advertising supply chain and increased efficiency across the ecosystem. These trends are forcing publishers and buyers to re-construct their supply chains and PubMatic is a key partner in this process. We believe our innovative vision, expanding and integrated product suite, and differentiated infrastructure position PubMatic for long-term growth and market share gains.”
Third Quarter 2023 Financial Highlights
•Revenue in the third quarter of 2023 was $63.7 million, compared to $64.5 million in the same period of 2022;
•Revenue from Connected TV (CTV) in the third quarter of 2023 grew 5% sequentially over the second quarter of 2023, and declined 3% compared to the same period last year which had grown over 150%;
•Net dollar-based retention1 was 97% for the trailing twelve-months ended September 30, 2023, compared to 120% in the comparable trailing twelve-month period a year ago;
•GAAP net income was $1.8 million with a margin of 3%, or $0.03 per diluted share in the third quarter, compared to GAAP net income of $3.3 million with a margin of 5%, or $0.06 per diluted share in the same period of 2022;
•Adjusted EBITDA was $18.2 million, or 29% margin, compared to adjusted EBITDA2 of $25.1 million, or a 39% margin, in the same period of 2022;
1 Net dollar-based retention is calculated by starting with the revenue from publishers in the trailing twelve months ended September 30, 2022 (Prior Period Revenue). We then calculate the revenue from these same publishers in the trailing twelve months ended September 30, 2023 (Current Period Revenue). Current Period Revenue includes any upsells and is net of contraction or attrition, but excludes revenue from new publishers. Our net dollar-based retention rate equals the Current Period Revenue divided by Prior Period Revenue. Net dollar-based retention rate is an important indicator of publisher satisfaction and usage of our platform, as well as potential revenue for future periods
2 On a go forward basis, we are no longer excluding the impact of post-acquisition cash compensation agreements for certain key acquired employees from the Martin acquisition from Adjusted EBITDA and Non-GAAP net income. Prior period amounts for Adjusted EBITDA and Non-GAAP net income have been updated to conform to the current period presentation. For comparative purposes, the impact of this change to our adjusted EBITDA and Non-GAAP net income for the three and nine months ended September 30, 2022 is a decrease to Adjusted EBITDA income and Non-GAAP net income of $0.2 million.

•Non-GAAP net income was $7.6 million, or $0.14 per diluted share in the third quarter, compared to Non-GAAP net income2 of $12.2 million, or $0.21 per diluted share in the same period of 2022;
•Net cash provided by operating activities was $23.8 million, compared to $28.1 million in the same period of 2022;
•Total cash, cash equivalents, and marketable securities of $171.4 million as of September 30, 2023 with no debt;
•Through October 31, 2023, used $46.6 million in cash to repurchase 3.3 million shares of Class A common stock. We have $28.4 million remaining in the repurchase program.
The section titled “Non-GAAP Financial Measures” below describes our usage of non-GAAP financial measures. Reconciliations between historical GAAP and non-GAAP information are contained at the end of this press release following the accompanying financial data.

Business Highlights
•Supply Path Optimization accelerated to 45% of total activity on our platform in Q3 2023, up from over 30% a year ago, driven by multi-year, strategic partnerships with top ad agencies and advertisers looking to drive increased return on investment across formats and channels.
•Diversified across more than 20 verticals. The top 10 ad verticals, in aggregate, grew 8% year over year.
•Processed nearly 56 trillion impressions in Q3 2023, an increase of 33% over Q3 2022.
•Grew active publishers on the PubMatic platform 11% over Q3 2022, monetizing inventory from over 1,750 global publishers and app developers.
•Revenue from omnichannel video, which includes desktop, mobile and CTV devices, represented 33% of total revenue in the third quarter.
•Launched Activate offering in the Asia-Pacific region with partners Dentsu APAC, iQIYI, Kinesso India, Madison Digital and Wishmedia. Activate facilitates the shift from conventional direct transactions to programmatic private marketplace or programmatic guaranteed deals for CTV/OTT and online video.
•Expanded partnership with Freewheel. Through this enhanced integration, PubMatic’s Activate now has direct access to premium publisher CTV ad inventory on Freewheel.
•Developed and scaled a portfolio approach to help publishers and buyers move beyond the limitations of anonymous targeting solutions. Nearly 75% of impressions on our platform have alternative targeting signals attached other than the cookie, providing hundreds of billions of ad impressions daily for buyers to transact on.
•Infrastructure optimization initiatives continue ahead of schedule, bringing total capex for 2023 down approximately 70% compared to 2022.
•Cost of revenue per million impressions processed decreased 9% on a trailing twelve month period, as compared to the prior period.
•Appointed two new independent directors, Anton Hanebrink, Executive Vice President, Chief Corporate Strategy & Development Officer of Intuit, Inc., and Nick Mehta, Chief Executive Officer of Gainsight, Inc.

“Q3 out-performance was driven by solid execution across the business and highlights improving trends in our core business and growing contributions from our innovation investments. We generated $17.2 million in free cash flow, the highest quarterly level in nearly two years,” said Steve Pantelick, CFO at PubMatic. “With relentless focus on our key operating priorities, we have driven new levels of efficiencies in our cost structure that will lead to margin expansion in 2024 and beyond. We believe these results lay the foundation for an inflection point in growth as we continue to scale high value formats like CTV and online video.”
Financial Outlook
Macroeconomic and geopolitical conditions continue to be challenging and advertisers remain cautious, particularly with respect to brand advertising. Our outlook reflects these challenging conditions alongside recent positive trends in our business and assume business conditions remain stable without significant deterioration.
For the fourth quarter of 2023, the company expects the following:
•Revenue to be between $76 million to $80 million.
•Adjusted EBITDA to be in the range of $32 million to $35 million, representing approximately a 43% margin at the midpoint.

•For full year 2023, the company expects CapEx to be in the range of $10M – $13M, a decrease of approximately 70% over 2022.
Although we provide guidance for adjusted EBITDA, we are not able to provide guidance for net income, the most directly comparable GAAP measure. Certain elements of the composition of GAAP net income, including, income taxes and stock-based compensation expenses, are not predictable, making it impractical for us to provide guidance on net income or to reconcile our adjusted EBITDA guidance to net income without unreasonable efforts. For the same reason, we are unable to address the probable significance of the unavailable information.
Conference Call and Webcast details
PubMatic will host a conference call to discuss its financial results on Wednesday, November 8, 2023 at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). A live webcast of the call can be accessed from PubMatic’s Investor Relations website at https://investors.pubmatic.com. An archived version of the webcast will be available from the same website after the call.
Non-GAAP Financial Measures
In addition to our results determined in accordance with U.S. generally accepted accounting principles (GAAP), including, in particular operating income, net cash provided by operating activities, and net income (loss), we believe that adjusted EBITDA, non-GAAP net income, and free cash flow, each a non-GAAP measure, are useful in evaluating our operating performance. We define adjusted EBITDA as net income (loss) adjusted for stock-based compensation expense, depreciation and amortization, unrealized gain, loss or impairment of equity investment, interest income, acquisition-related and other expenses, and provision for (benefit from) income taxes. Adjusted EBITDA margin represents adjusted EBITDA calculated as a percentage of revenue. We define non-GAAP net income as net income (loss) adjusted for unrealized (gain) loss on equity investments, stock-based compensation expense, acquisition-related and other expenses, and adjustments for income taxes. We define non-GAAP free cash flow as net cash provided by operating activities reduced by purchases of property and equipment and capitalized software development costs.
In addition to operating income and net income, we use adjusted EBITDA, non-GAAP net income, and free cash flow as measures of operational efficiency. We believe that these non-GAAP financial measures are useful to investors for period to period comparisons of our business and in understanding and evaluating our operating results for the following reasons:
•Adjusted EBITDA, non-GAAP net income and free cash flow are widely used by investors and securities analysts to measure a company’s operating performance without regard to items such as stock-based compensation expense, depreciation and amortization, interest expense, and provision for (benefit from) income taxes that can vary substantially from company to company depending upon their financing, capital structures and the method by which assets were acquired; and,
•Our management uses adjusted EBITDA, non-GAAP net income, and free cash flow in conjunction with GAAP financial measures for planning purposes, including the preparation of our annual operating budget, as a measure of operating performance and the effectiveness of our business strategies and in communications with our board of directors concerning our financial performance; and adjusted EBITDA provides consistency and comparability with our past financial performance, facilitates period-to-period comparisons of operations, and also facilitates comparisons with other peer companies, many of which use similar non-GAAP financial measures to supplement their GAAP results.

Our use of non-GAAP financial measures has limitations as an analytical tool, and you should not consider them in isolation or as a substitute for analysis of our financial results as reported under GAAP. Some of these limitations are as follows:
•Adjusted EBITDA does not reflect: (a) changes in, or cash requirements for, our working capital needs; (b) the potentially dilutive impact of stock-based compensation; or (c) tax payments that may represent a reduction in cash available to us;
•Although depreciation and amortization expense are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements; and
•Non-GAAP net income does not include: (a) unrealized gains/losses resulting from our equity investment; (b) the potentially dilutive impact of stock-based compensation; (c) income tax effects for stock-based compensation and unrealized gains/losses from our equity investment; or (d) acquisition-related and other expenses.
Because of these and other limitations, you should consider adjusted EBITDA, non-GAAP net income, and free cash flows along with other GAAP-based financial performance measures, including net income (loss) and our GAAP financial results.
Forward Looking Statements
This press release contains “forward-looking statements” regarding our future business expectations, including our guidance relating to our revenue and adjusted EBITDA for Q4 2023 and full year 2023, our expectations regarding future hiring, our total addressable market, future market growth, and our ability to gain market share. These forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions and may differ materially from actual results due to a variety of factors including: our dependency on the overall demand for advertising and the channels we rely on; our existing customers not expanding their usage of our platform, or our failure to attract new publishers and buyers; our ability to maintain and expand access to spend from buyers and valuable ad impressions from publishers; the rejection of the use of digital advertising by consumers through opt-in, opt-out or ad-blocking technologies or other means; our failure to innovate and develop new solutions that are adopted by publishers; the war between Ukraine and Russia and the related measures taken in response by the global community; the impacts of inflation as well as fiscal tightening and rising interest rates; lingering effects of the COVID-19 pandemic, including the resulting global economic uncertainty; limitations imposed on our collection, use or disclosure of data about advertisements; the lack of similar or better alternatives to the use of third-party cookies, mobile device IDs or other tracking technologies if such uses are restricted; any failure to scale our platform infrastructure to support anticipated growth and transaction volume; any ability of our DSP buyers to make payments to us, including due to financial difficulties they may experience; liabilities or fines due to publishers, buyers, and data providers not obtaining consents from consumers for us to process their personal data; any failure to comply with laws and regulations related to data privacy, data protection, information security, and consumer protection; and our ability to manage our growth. Moreover, we operate in a competitive and rapidly changing market, and new risks may emerge from time to time. For more information about risks and uncertainties associated with our business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our Annual Report on Form 10-K for the year ended December 31, 2022, which is on file with the SEC and is available on our investor relations website at https://investors.pubmatic.com and on the SEC website at www.sec.gov. Additional information will also be set forth in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2023. All information in this press release is as of November 8, 2023. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

About PubMatic
PubMatic is an independent technology company maximizing customer value by delivering digital advertising’s supply chain of the future. PubMatic’s sell-side platform empowers the world’s leading digital content creators across the open internet to control access to their inventory and increase monetization by enabling marketers to drive return on investment and reach addressable audiences across ad formats and devices. Since 2006, PubMatic’s infrastructure-driven approach has allowed for the efficient processing and utilization of data in real time. By delivering scalable and flexible programmatic innovation, PubMatic improves outcomes for its customers while championing a vibrant and transparent digital advertising supply chain.
Investors:
The Blueshirt Group for PubMatic
investors@pubmatic.com
Press Contact:
Broadsheet Communications for PubMatic
pubmaticteam@broadsheetcomms.com

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(unaudited)

	September 30, 2023	December 31, 2022
ASSETS
Current assets
Cash and cash equivalents	$97,730	$92,382
Marketable securities	73,623	82,013
Accounts receivable, net	291,385	314,299
Prepaid expenses and other current assets	11,634	14,784
Total current assets	474,372	503,478
Property, equipment and software, net	61,915	71,156
Operating lease right-of-use assets	21,768	26,206
Acquisition-related intangible assets, net	6,259	8,299
Goodwill	29,577	29,577
Deferred tax assets	14,659	1,047
Other assets, non-current	4,436	2,412
TOTAL ASSETS	$612,986	$642,175
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$273,169	$277,414
Accrued liabilities	25,031	18,936
Operating lease liabilities, current	5,667	5,676
Total current liabilities	303,867	302,026
Operating lease liabilities, non-current	16,809	20,915
Other liabilities, non-current	3,736	7,046
TOTAL LIABILITIES	324,412	329,987
Stockholders' equity
Common stock	6	6
Treasury stock	(50,804)	(11,486)
Additional paid-in capital	221,205	195,677
Accumulated other comprehensive loss	(12)	(9)
Retained earnings	118,179	128,000
TOTAL STOCKHOLDERS’ EQUITY	288,574	312,188
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$612,986	$642,175

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenue	$63,677	$64,500	$182,414	$182,084
Cost of revenue(1)	26,091	21,591	75,021	58,557
Gross profit	37,586	42,909	107,393	123,527
Operating expenses:(1)
Technology and development	6,634	5,080	19,881	14,928
Sales and marketing	19,513	16,087	62,450	50,755
General and administrative(2)	12,010	12,120	43,439	33,847
Total operating expenses	38,157	33,287	125,770	99,530
Operating income (loss)	(571)	9,622	(18,377)	23,997
Interest income	2,246	596	6,313	1,044
Other income (expense), net	210	(5,494)	(476)	(4,389)
Income (loss) before income taxes	1,885	4,724	(12,540)	20,652
Provision for (benefit from) income taxes	111	1,398	(2,719)	4,728
Net income (loss)	$1,774	$3,326	$(9,821)	$15,924

Basic net income (loss) per share of Class A and Class B stock	$0.03	$0.06	$(0.19)	$0.31
Diluted net income (loss) per share of Class A and Class B stock	$0.03	$0.06	$(0.19)	$0.28
Weighted-average shares used to compute net income per share attributable to common stockholders:
Basic	51,638	52,436	52,132	52,169
Diluted	55,979	56,944	52,132	56,895
(1)Stock-based compensation expense includes the following:

STOCK-BASED COMPENSATION EXPENSE
(In thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Cost of revenue	$387	$256	$1,089	$861
Technology and development	1,112	683	3,209	2,467
Sales and marketing	2,550	1,735	7,873	5,740
General and administrative	3,151	1,981	9,354	6,114
Total stock-based compensation expense	$7,200	$4,655	$21,525	$15,182
(2)On June 30, 2023, a Demand Side Platform buyer of our platform filed for Chapter 11 bankruptcy. As a result of this bankruptcy, we recorded incremental bad debt expense of $5.7 million which is reflected in our GAAP net loss and adjusted EBITDA results for the nine month period ending September 30, 2023.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(In thousands)
(unaudited)

	Nine Months Ended September 30,
	2023	2022
CASH FLOW FROM OPERATING ACTIVITIES:
Net income (loss)	$(9,821)	$15,924
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	33,731	23,587
Unrealized loss and impairment of equity investment	—	5,948
Stock-based compensation	21,525	15,182
Provision for doubtful accounts	5,675	—
Deferred income taxes	(14,185)	(3,949)
Accretion of discount on marketable securities	(3,061)	(170)
Non-cash operating lease expense	4,605	4,292
Other	3	98
Changes in operating assets and liabilities:
Accounts receivable	8,367	12,626
Prepaid expenses and other assets	3,501	(1,354)
Accounts payable	4,141	4,013
Accrued liabilities	3,214	(4,806)
Operating lease liabilities	(4,282)	(3,985)
Other liabilities, non-current	(966)	448
Net cash provided by operating activities	52,447	67,854
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(5,424)	(26,961)
Capitalized software development costs	(13,725)	(9,597)
Purchases of marketable securities	(76,932)	(100,113)
Proceeds from sales of marketable securities	18,873	—
Proceeds from maturities of marketable securities	69,500	63,200
Business combination, net of cash acquired	—	(28,085)
Net cash used in investing activities	(7,708)	(101,556)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock for employee stock purchase plan	971	2,402
Proceeds from exercise of stock options	1,210	1,060
Principal payments on finance lease obligations	(93)	(88)
Payments to acquire treasury stock	(41,479)	—
Net cash provided by (used in) financing activities	(39,391)	3,374
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	5,348	(30,328)
CASH AND CASH EQUIVALENTS - Beginning of period	92,382	82,505
CASH AND CASH EQUIVALENTS - End of period	$97,730	$52,177

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Reconciliation of net income (loss):
Net income (loss)	$1,774	$3,326	$(9,821)	$15,924
Add back (deduct):
Stock-based compensation	7,200	4,655	21,525	15,182
Depreciation and amortization	11,401	9,082	33,731	23,587
Unrealized loss and impairment of equity investment	—	6,405	—	5,948
Interest income	(2,246)	(596)	(6,313)	(1,044)
Acquisition-related and other expenses[1]	—	867	—	867
Provision for (benefit from) income taxes	111	1,398	(2,719)	4,728
Adjusted EBITDA	$18,240	$25,137	$36,403	$65,192
Revenue	$63,677	$64,500	$182,414	$182,084
Adjusted EBITDA margin	29%	39%	20%	36%

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Reconciliation of net income (loss) per share:
Net income (loss)	$1,774	$3,326	$(9,821)	$15,924
Add back (deduct):
Unrealized loss and impairment of equity investment	—	6,405	—	5,948
Stock-based compensation	7,200	4,655	21,525	15,182
Acquisition-related and other expenses[1]	—	867	—	867
Adjustment for income taxes	(1,397)	(3,032)	(4,105)	(4,616)
Non-GAAP net income	$7,577	$12,221	$7,599	$33,305
GAAP diluted EPS	$0.03	$0.06	$(0.19)	$0.28
Non-GAAP diluted EPS	$0.14	$0.21	$0.13	$0.59
GAAP weighted average shares outstanding—diluted	55,979	56,944	52,132	56,895
Non-GAAP weighted average shares outstanding—diluted	55,979	56,944	56,394	56,895
1 On a go forward basis, we are no longer excluding the impact of post-acquisition cash compensation agreements for certain key acquired employees from the Martin acquisition from Adjusted EBITDA and Non-GAAP net income. Prior period amounts for Adjusted EBITDA and Non-GAAP net income have been updated to conform to the current period presentation. For comparative purposes, the impact of this change to our adjusted EBITDA and Non-GAAP net income for the three and nine months ended September 30, 2022 is a decrease to Adjusted EBITDA income and Non-GAAP net income of $0.2 million.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Reconciliation of cash provided by operating activities:
Net cash provided by operating activities	$23,845	$28,072	$52,447	$67,854
Less: Purchases of property and equipment	(2,872)	(14,577)	(5,424)	(26,961)
Less: Capitalized software development costs	(3,806)	(2,820)	(13,725)	(9,597)
Free cash flow	$17,167	$10,675	$33,298	$31,296